Exhibit 10.22

AMENDMENT TO RETIREMENT AND CONSULTING AGREEMENT

This Amendment to the Retirement and Consulting Agreement between Biomet Inc., an Indiana corporation (“Company”) and Daniel P. Hann (“Executive”) is made and entered into effective March 30, 2008.

WITNESSETH

WHEREAS, Company and Executive are parties to a Retirement and Consulting Agreement dated March 30, 2007 whereby Executive is providing services related to transitioning client, supplier, vendor and distributor relationships to other Company personnel (the “Agreement”);

WHEREAS, the Company has identified additional projects which will require Executive’s services for an additional period; and

WHEREAS, the parties have agreed that the services provided pursuant to the Agreement will continue through September 30, 2008 and that Executive shall receive additional compensation for such services.

THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in the Agreement and this Amendment, Company and Executive hereby agree as follows:

1. Extended Term. The Consulting Term as defined under Section 6 of the Agreement is hereby extended through September 30, 2008 (“Extended Term”).

2. Consulting Compensation and Expense.

(a)	During the Extended Term, Executive shall receive for the services to be rendered a monthly retainer of $38,000.00 (i.e. an aggregate of $456,000.00), which shall be paid monthly in arrears and shall constitute Executive’s entire compensation for services through the Extended Term.

(b)	The Company shall reimburse Executive for reasonable expenses, including without limitation travel expenses, incurred in connection with rendering the Services hereunder in accordance with policies adopted by the Company from time to time.

(c)	During the Consulting Term, the Company shall pay or reimburse Executive the monthly amounts necessary to continue health care coverage for Executive and his eligible dependents pursuant to Section 4980B of the Code.

3. Effect on the Agreement. Except as may be expressly provided herein, all terms and conditions set forth in the Agreement, as amended, to which this Amendment applies, shall remain in full force and effect, including but not limited to the conditions of Section 9(c)(iv). In the event of a conflict between this Amendment and the Agreement, this Amendment shall be controlling.

4. Signatures. The parties, having carefully read this Amendment and having consulted or been given an opportunity to consult counsel, have indicated their agreement to all of the above terms by signing this document. Each signatory hereto represents that it is authorized to sign this Amendment on behalf of the party for whom it purports to sign.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first written above.

Executive	Company Biomet, Inc.

/s/ Daniel P. Hann	By:	/s/ Bradley J. Tandy
Daniel P. Hann		Bradley J. Tandy, Senior Vice President,
General Counsel and Secretary

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